Exhibit 10.1

EMPLOYMENT AGREEMENT

Date: December 10, 2004

This Employment Agreement (the “Agreement”) is made and entered into as of the date shown above (the “Effective Date”) by and between

Winston E. Hickman	(“Executive”)

33711 Chula Vista
[STREET ADDRESS]

Dana Point, CA 92629
[CITY, STATE ZIP]

and

REMEC, Inc.	(“Company”)

3790 Via de la Valle
Del Mar, CA 92014-4247

RECITALS:

A.	Executive has been employed as Executive Vice President and Chief Financial Officer (“CFO”) of the Company;

B.	The Company desires to secure the continued employment of Executive as the Company’s Executive Vice President and CFO, and Executive desires to continue serve the Company in such capacities; and

C.	The parties intend that the terms of this Agreement shall govern the employment of Executive by Company.

THE PARTIES AGREE AS FOLLOWS:

1. Employment. The Company agrees to continue to employ Executive during the Term specified in Section 2, and Executive agrees to continue his employment upon the terms and conditions in this Agreement.

2. Term.

2.1 Term. Executive’s employment by the Company shall continue for an indefinite period, unless and until either party shall give to the other a written notice of expiration of the term (a “Notice of Termination”) as provided in Section 10.3. The period of employment is referred to as the “Term.

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2.2 Termination Date. The date on which Executive ceases to be employed by the Company, for whatever reason, is referred to as the “Termination Date.”

3. Duties and Responsibilities.

3.1 Title. Executive shall be employed in the capacities of Executive Vice President and CFO.

3.2 Reporting. Executive shall report directly to the Company’s Chief Executive Officer.

3.3 Responsibilities. Executive shall be directly responsible for all financial affairs of the Company and shall have all powers, duties and responsibilities commensurate with his position. Executive shall perform such executive, administrative and other services and duties as are incidental to the offices he holds and as may, from time to time, be assigned to him by the Chief Executive Officer of the Company or by the Board of Directors of the Company (the “Board”) or a committee thereof. Executive will use his reasonable best efforts to (i) seek to ensure that the Company is successful in achieving its strategic and operational objectives; (ii) comply on a timely basis with all financial, budgetary and reporting requirements set by the Board, law and regulation; (iii) duly and faithfully observe the general employment policies and practices of the Company, including, without limitation, any and all rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its employees generally; and (iv) not incur obligations on behalf of the Company beyond the scope of his duties or enter into any transaction not in the ordinary course of business, except as authorized by the Board.

3.4 Employment obligations. Executive shall devote substantially all of his working time, attention, and efforts to the Company’s business and affairs and shall faithfully and diligently serve Company’s interests. Executive agrees that he shall not, without the prior written consent of the Chairman of the Nominating and Governance Committee of the Board, engage either directly or indirectly (whether as an employee, director, consultant, advisor, investor or in any other capacity), in any business or employment activity that detracts from his ability to perform his duties or is in conflict with his responsibilities to the Company. Executive engages, and may continue to engage, in the following activities involving companies that are not competitive with the Company and which do not do business with the Company: (i) Executive currently serves on the board of directors of a public company and is the Chairman of the audit committee for that company; (ii) Executive is in discussions regarding joining the board of directors of a second public company; and (iii) Executive has other outside advisory activities that require a small percentage of his time.

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3.5 Charitable and civic activities; passive investments. Notwithstanding the employment obligations described in Section 3.4, Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement; and, provided further that no investments made or controlled, directly or indirectly, by Executive may be in an enterprise that transacts business with the Company or engages in a competitive business, unless (i) that enterprise is publicly traded and (ii) Executive’s participation is limited to owning less than 1% of the cumulative voting power of the enterprise, or (iii) Executive has received the prior written consent of the Chairman of the Nominating and Governance Committee of the Board.

4. Non-Competition and Confidentiality.

4.1 Covenant not to Compete. Executive specifically promises that during his employment with the Company he shall not engage in any competing activity, including, but not limited to, the business of designing, developing or manufacturing radio frequency (“RF”) and microwave subsystems used in the transmission of voice, video and data traffic over wireless communications networks or in defense electronics applications.

4.2 Confidentiality. Executive shall continue to be bound by the Company’s Proprietary Information and Invention Assignment Agreement that he has previously executed.

4.3 Covenant not to compete after Termination Date. If Executive becomes eligible to receive severance benefits described in Section 6.4(ii), then the payment of such severance benefits is expressly conditioned upon Employee’s continued compliance with paragraph 4.1 during the period of payment of such severance benefits. Employee shall give written notice to the Company of any proposed activity that might be prohibited by this paragraph and shall describe the proposed activity in reasonable detail in such notice.

5. Compensation. Executive shall be entitled to the following compensation for as long as he remains an employee of the Company:

5.1 Base Salary. Company shall pay Executive in accordance with its normal payroll practices a base salary in the annualized gross amount of Three Hundred Thirty-Five Thousand Dollars ($335,000), less authorized and required deductions, effective as of November 1, 2004.

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5.2 Incentive Bonus. Executive shall have the opportunity to participate in the Company’s incentive bonus programs, targeted at 40% of annual base salary for 100% target achievement. For the Company’s Fiscal Year 2005, Employee’s incentive bonus shall be paid at the 100% achievement level, to be paid no later than December 31, 2004. For subsequent periods, the amount of any such bonus shall be determined by the Board or the Compensation and Human Resources Committee of the Board in its sole discretion, consistent with the Company’s performance, the Employee’s contribution to the Company’s performance and the provisions of any applicable incentive bonus program.

5.3 Benefits.

(i) Health and Benefits Plans. Executive shall be eligible to participate in such medical, dental, life insurance, 401(k) and other benefit plans as are now generally available or later made generally available to the senior executive officers of the Company.

(ii) Life Insurance. Company shall pay the cost of a level term portable One Million Dollar ($1,000,000) life insurance policy on the life of Executive.

(iii) Vacation. Executive accrued six (6) weeks of vacation as of November 13, 2003 and shall accrue an additional six (6) weeks of vacation annually thereafter.

(iv) Automobile Allowance. Company shall provide Executive with an annual automobile allowance of Nine Thousand Dollars ($9,000), payable in monthly installments in accordance with its normal payroll practices, less authorized and required deductions.

5.4 Incentive Compensation. Executive shall be granted Seventy-Five Thousand (75,000) restricted stock units (the “RSUs”), which shall vest 25% on the Effective Date, 25% on February 1, 2005, 25% on February 1, 2006 and 25% February 1, 2007, representing the right to receive shares of the Company’s common stock upon vesting, or, at Executive’s election, at a later date chosen by Executive.

5.5 Retention Payment. In consideration of Executive’s continued employment with the Company, the Company shall pay Executive a Retention Payment in the amount of (i) Fifty Thousand dollars ($50,0000) in cash, less authorized and required deductions, payable on April 1, 2005 and (ii) Seventy-Five Thousand dollars ($75,000) in cash, less authorized and required deductions, payable on September 1, 2005.

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5.6 Indemnification and Insurance. In the performance of his duties for the Company, Executive shall be entitled to indemnification and coverage under a policy of officers’ and directors’ liability insurance, to the same extent and in the same manner as other officers of the Company.

5.7 Temporary Housing. For the period from the October 1, 2004, through March 31, 2005, which date may be extended at the sole discretion of the Board or the Compensation and Human Resources Committee of the Board, the Company shall reimburse Executive for reasonable housing expenses in the San Diego, CA area, not to exceed Four Thousand Five Hundred dollars ($4,500) per month.

6. Change of Control, Involuntary Termination and Severance Benefits.

6.1 Termination Without Cause. Notwithstanding any other provision of this Section 6, the Company shall have the right to terminate Executive’s employment without Cause at any time by giving at least thirty (30) days written notice to Executive. In the event of an Involuntary Termination (as defined in Section 6.3 below) of Executive’s employment by the Company Employee shall be eligible to receive as severance benefits: (i) eighteen (18) months of his then-current annualized base salary, such amount to be paid in eighteen (18) equal monthly installments in accordance with the Company’s normal payroll practices, less authorized and required deductions; (ii) for a period of thirty (30) months, the Company shall continue to make available to Executive and Executive’s spouse and dependents all group medical, dental or other health plans, any disability or life insurance plans in which Executive or Executive’s spouse or dependents participate on the date of Executive’s termination on the same basis as before such termination; and, (iii) all unvested options, restricted stock units and other forms of equity compensation granted to the Executive by the Company, except for the RSUs granted in Section 5.4, prior to such Involuntary Termination that are scheduled to vest within one (1) year from the date of such Involuntary Termination shall immediately vest and become fully exercisable.

6.2 Termination Upon a Change of Control Defined. For purposes of this Agreement, “Termination Upon a Change of Control” shall mean the Involuntary Termination of Executive’s employment with the Company within six (6) months before or twelve (12) months after a Change of Control. “Termination Upon a Change of Control” does not include a termination by the Company for Cause (as defined in Section 6.6 below), by the Employee as a result of a voluntary resignation, or as a result of the death or disability of Executive. “Change of Control” shall mean the occurrence of any of the following events:

(i) Merger or Consolidation. The completion of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

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(ii) Liquidation. Any approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company;

(iii) Acquisition of 50% Voting Power. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) Change in Composition of The Board. A change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (a) are directors of the Company as of the Effective Date, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in Sections 6.2(i) or (iii), above, or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(v) Sale of Business Segments: The sale, transfer or other disposition of substantially all of the assets of either REMEC Defense & Space, Inc. or the REMEC Wireless Systems business unit to an unrelated corporation or entity, whether in a single transaction or series of transactions.

6.3 Involuntary Termination Defined. For purposes of this Agreement, “Involuntary Termination” shall mean involuntary termination of employment by the Company without Cause (as defined in Section 6.6 below) or voluntary termination by Executive for Good Reason. “Good Reason” shall exist under the following circumstances: (i) without Executive’s express written

EMPLOYMENT AGREEMENT

consent, a reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities; (ii) without Executive’s express written consent, a change in the Executive’s reporting relationship relative to Executive’s reporting relationship immediately prior to such change; (iii) without Executive’s express written consent, a reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; (iv) a reduction by the Company of Executive’s base salary or target bonus as in effect immediately prior to such reduction; (v) a reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; (vi) without Executive’s express written consent, the relocation of Executive to a facility or location that is more than thirty-five (35) miles from the Company’s principal offices; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors of the Company.

6.4 Change of Control and Severance Benefits.

(i) Acceleration of Vesting. If Executive’s employment with the Company terminates as a result of a Termination Upon a Change of Control (as defined in Section 6.2 above), all unvested options, restricted stock units and other forms of equity compensation granted to the Executive by the Company prior to the Change of Control shall immediately vest and become exercisable.

(ii) Severance Benefits. In the event of a Termination Upon a Change of Control (as defined in Section 6.2 above), Executive shall be entitled to receive as severance benefits a sum equal to: (a) twenty-four (24) months of his annualized base salary as in effect immediately prior to the Change of Control; and (b) two times the Executive’s annual target bonus, as in effect immediately prior to the Change of Control, calculated at the 100% achievement level. Such amount, less authorized and required deductions, shall be paid either in twenty-four (24) equal monthly installments in accordance with the Company’s normal payroll practices or, at Company’s election, in a lump sum. In addition, for a period of thirty (30) months after a Termination Upon a Change of Control, the Company shall continue to make available to Executive and Executive’s spouse and dependents all group medical, dental or other health plans, any disability or life insurance plans and other similar insurance plans in which Executive or Executive’s spouse or

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dependents participate on the date of Executive’s termination on the same basis as before such termination. For an additional eighteen (18) months after the termination of the severance benefits payments, the Company shall continue to make available to Executive and Executive’s spouse and dependents all group medical, dental or other health plans upon payment by Executive of the amount that would be payable under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(iii) Involuntary Termination Followed by a Change in Control. In the event that there is an Involuntary Termination (as defined in Section 6.3 above) of Executive and Executive receives severance benefits pursuant to Section 6.1 above, followed within six (6) months after Executive’s termination date by a Termination Upon a Change of Control (as defined in Section 6.2 above) pursuant to which Executive is entitled to benefits pursuant to Section 6.4(ii) above, then any severance benefits already paid to Executive pursuant to Section 6.1 shall be deducted from the severance benefits to be paid under Section 6.4(ii).

6.5 General Release. As a further condition of his eligibility to receive any severance benefits described in Section 6.4, Executive shall deliver to the Company within thirty (30) days after the Termination Date a duly executed General Release of Claims in the form attached hereto as Exhibit 6.5, or in another form provided by the Company. The Company shall not be obligated to deliver any of the severance benefits described in Section 6.4 until ten (10) days after receipt of the General Release of Claims.

6.6 Termination By the Company for Cause. The Company may terminate Executive’s employment for Cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this Agreement, “Cause” shall mean: (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of Executive; (ii) Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) an intentional and willful act by Executive which constitutes misconduct and is injurious to the Company; or (iv) continued willful violations by Executive of Executive’s obligations to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties.

6.7 Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination Upon a

EMPLOYMENT AGREEMENT

Change of Control, such as by the Company for Cause or by the Employee as a result of a voluntary resignation, then the Employee shall not be entitled to receive the severance benefits or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

6.8 Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the date of Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

6.9 Excise Tax Adjustment. In the event Executive becomes entitled to severance benefits under this paragraph 6, and the Company determines that the severance benefits will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the severance benefits as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to Executive hereunder, net of all federal income, excise and employment taxes imposed on Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the severance benefits that if paid to Executive would result in Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that Executive would have received if all severance benefits had been paid or made. If the Company determines that there is a Reduced Amount, the severance benefits will be reduced to the Reduced Amount. Such reduction shall be made by the Company with respect to benefits in the order and in the amounts suggested by Executive, except to the extent that the Company determines that a different reduction or set of reductions would significantly reduce the costs or administrative burdens of the Company.

7. At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be at-will, as defined under applicable law. Either Executive or the Company may terminate the employment at any time, for any reason, and except as set forth herein, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

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8. Termination of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been performed.

9. Successors.

9.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this Section 9.1 or which becomes bound by the terms of this Agreement by operation of law.

9.2 Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

10. Notices.

10.1 Delivery. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery; 1st class mail, certified or registered with return receipt requested; facsimile transmission; telegram; or e-mail. Notice shall be deemed to have been duly given upon receipt if personally delivered; three (3) days after mailing, if mailed; the next business day after transmission, if delivered by telegram, facsimile or e-mail.

10.2 Addresses of parties. Notices shall be delivered to the Company, Attention: General Counsel, at the address shown on the first page of this Agreement, or at such subsequent address to which the Company shall locate its principal executive offices and shall provide to Executive in accordance with Section 10.1 above. Notices to Executive shall be delivered to the address shown on the first page of this Agreement, or to such subsequent address as Executive shall provide to the Company in accordance with Section 10.1 above.

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10.3 Notice of Termination. Any Notice of Termination shall specify the intended date on which employment will terminate. If a Notice is given by the Company, it also shall identify the specific termination provision in this Agreement relied upon, and the facts and circumstances claimed to provide a basis for termination under the cited provision. Except in the case of a termination for Cause (as defined in Section 6.6 above), a Notice of Termination from either party shall provide at least 30 days advance notice of the Termination Date. The Company shall have the right, at any time during the 30-day notice period, to relieve Executive of his offices, duties and responsibilities and to place him on a paid leave-of-absence status.

11. Nonsolicitation: Non-Raiding of Company Personnel. Executive recognizes that the Company’s workforce is a vital part of its business, and the composition, competencies and duties of that workforce are trade secrets of the Company. Therefore, Executive agrees that for eighteen (18) months after the Termination Date, regardless of the reason employment has terminated, Executive will not solicit, directly or indirectly, any employee to leave his or her employment with Company. For purposes of this Agreement, the phrase “shall not solicit, directly or indirectly,” includes, without limitation, that Executive: (i) shall not identify any Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds and qualifications of any Company employees; (ii) shall not personally or through any other person approach, recruit or otherwise solicit employees of Company to work for any other employer; and (iii) shall not participate in any pre-employment interviews with any person who was employed by Company while Executive was employed or retained by Company.

12. Dispute Resolution.

12.1 Arbitration of employment-related claims. Any dispute, controversy or claim arising out of or in respect to the subject matter of this Agreement (or its validity, interpretation or enforcement), and/or all aspects of the employment relationship, with the exception of any claim by the Company related to the use, disclosure or ownership of intellectual property, shall be submitted to and settled by arbitration conducted before a single, neutral arbitrator within 35 miles of Executive’s principal workplace for the Company on the Termination Date, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The costs of arbitration shall be borne by the Company. Attorney fees shall be awarded to the prevailing party in the case of a breach of contract claim.

12.2 Claims subject to arbitration. THE CLAIMS COVERED BY THIS ARBITRATION CLAUSE INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL CLAIMS OF WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH

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EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION, ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ.; AND ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

12.3 Intellectual property claims excluded. The Company shall have the right, in its sole discretion, to pursue judicial resolution of any claims involving the use, disclosure or ownership of intellectual property related to the business of the Company, including without limitation patents, trademarks, trade secrets and copyrighted material.

12.4 Binding effect of arbitration. The arbitration of covered issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered by a court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction and venue of the California Superior Court, San Diego County, or the United States District Court for the Southern District of California for this purpose. The arbitrator shall have the authority to award costs and attorneys’ fees to either party in the same manner and under the same circumstances as a court of competent jurisdiction, in accordance with applicable state and federal law.

12.5 Injunctive Relief. Notwithstanding the agreement to arbitrate, either party to this Agreement may seek injunctive relief from a court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction and venue of the California Superior Court, San Diego County, or the United States District Court for the Southern District of California for this purpose. Any party seeking injunctive relief may also seek any other relief or remedy otherwise available, as permitted by this Agreement.

12.6 Waiver of Right to Jury Trial. By signing this Agreement, Executive expressly acknowledges that he has read and understood this Agreement, and specifically this Section 12 regarding arbitration. Executive understands that this arbitration clause constitutes a waiver of Executive’s right to a jury trial and relates to the resolution of all claims Executive may assert regarding all aspects of the employer/employee relationship.

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13. Amendment and modification. No provision of this Agreement may be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed with the same formality as this Agreement by Executive and by an authorized executive officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14. Integration and Merger. This Agreement, including the documents appended as exhibits and hereby incorporated by reference, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

15. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

16. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

19. Access to Legal and Financial Counsel. Executive is fully aware that this Agreement deals with important legal and financial rights and obligations. Executive acknowledges that before signing this Agreement, Executive has had ample opportunity to consult with legal and financial counsel of his own choosing.

Signature page follows

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20. Signatures. The parties have executed this Agreement, in the case of the Company by its duly authorized officer, as of the date shown on the first page, intending to be legally bound.

REMEC, Inc.		Winston E. Hickman

a California corporation

By:	/s/ Thomas H. Waechter	/s/ Winston E. Hickman
Printed name:	Thomas H. Waechter	Signature
Title:	President and CEO
Date signed:	December 10, 2004	Date signed:	December 9, 2004

Attachments:

Exhibit 6.5     General Release of Claims

Exhibit 6.5

General Release of Claims

EMPLOYMENT AGREEMENT

GENERAL RELEASE OF CLAIMS

BY

EMPLOYEE

and

REMEC, Inc.

On behalf of myself, my heirs, executors, administrators and assigns, I hereby make the following agreements and acknowledgements in exchange for the severance benefits to be received by me under the Employment Agreement, including any amendments thereto, (the “Agreement”) between myself and REMEC, Inc.

1. I agree that I fully and forever waive, release, acquit and discharge REMEC, Inc. and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as the Company’s officers, directors, agents, employees, affiliates, representatives, shareholders and assigns (collectively the “Company”), from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, including but not limited to, all claims arising from or relating to my recruitment and hiring by the Company, my employment with the Company and the involuntary termination or termination without cause thereof, including but not limited to: claims for bonuses, or for severance benefits except pursuant to the Agreement; claims of breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress, and claims under Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the California Government Code, the California Labor Code, and any other local, state and federal laws and regulations relating to employment, except any claim I may have for:

a.	unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

b.	workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

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c.	claim for vested benefits under the Employee Retirement Income Security Act (ERISA) and claims for continuation of group medical benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA);

d.	the Company’s performance of its obligations under the Agreement;

e.	indemnification by the Company against claims brought by third parties with respect to my conduct in the capacity of an officer or employee of the Company; or

f.	claims arising after the execution of this Agreement.

2. The Company forever and unconditionally waives and releases all claims, demands, damages, actions and causes of action of every kind and nature, unknown and unknown, existing or claimed to exist, which it has or might have against me under common law, any federal, state or local statute, arising out of or in any way related to my employment or termination with the Company, including but not limited to claims for breach of implied or express contract, violation of any employment agreement, and tort claims of all types. The only claims not released by the Company are those to enforce the terms of this General Release.

3. I understand and agree that if, hereafter, I discover facts different from or in addition to those, which I now know or believe to be true, that the waivers and releases of this General Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts. Both the Company and I agree to waive any and all rights and benefits conferred upon either party by the provisions of Section 1542 of the Civil Code of the State of California (or other comparable provision of any applicable state statutory or common law), which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e., me] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor [i.e., the Company].

4. I understand and agree that the severance benefits provided under the Agreement shall constitute the entire consideration provided under this General Release and that I will not seek any further compensation or benefits in connection with my employment or for any other claims, damages, costs, or attorneys’ fees in connection with the matters encompassed in this General Release.

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EMPLOYMENT AGREEMENT

5. I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by the Company.

6. I agree that I will not make any disparaging statements or comments about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company which are intended to or reasonably calculated to injure or harm the Company. Likewise, the Company will not make any statements about me that are in any way intended to or reasonably calculated to injure or harm me.

7. I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

8. If either the Company or I commence an action against the other to enforce the specific terms of this General Release, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs of suit.

9. I understand that this General Release constitutes the entire agreement between the Company and me on the subjects addressed herein, and no promises and representations were made to me that do not appear in this General Release. This General Release may not be modified or changed orally. I understand that no modification of any of the terms or conditions of this General Release shall be effective unless made in writing and signed by the Company and me.

10. I understand that this General Release supercedes and replaces all prior agreements between the Company and me, whether express or implied, oral or written, except that this General Release (a) does not supercede the terms of any continuing obligation that I have under the Employment Agreement, including but not limited to: (i) the obligation to maintain the confidentiality of and not misappropriate trade secrets, or proprietary or confidential information of the Company, and (ii) the obligation to not solicit, directly or indirectly, any employee to leave his or her employment with Company; and (b) does not supercede the terms of any obligation which I have pertaining to the assignment of inventions to the Company.

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EMPLOYMENT AGREEMENT

11. I understand that I may review and consider, and discuss with an attorney of my own choosing, and decide whether or not to sign this General Release. I understand that through this General Release I am releasing the Company from any and all claims I have or may have against the Company, including age discrimination claims up through the Effective Date of this General Release.

12. I understand that if I choose to accept this General Release, I must date, sign, and deliver it to the Company no later than the 21st calendar day following my termination.

13. I understand that after signing this General Release, I have seven (7) days within which to revoke the General Release. In order to revoke this General Release, I understand that I must do so in writing and that I must deliver the written revocation so that it is received in the Company’s physical possession before the end of the seven (7)-day revocation periods. The written revocation must be delivered to the Company at the following address:

REMEC, Inc.

3790 Via de la Valle, Suite 311

Del Mar, CA 92104

Attn: General Counsel

14. I further understand that I may not sign this General Release any earlier than the effective date of my termination, and that the Effective Date of this General Release will be the eighth day after I have signed it, provided that I have delivered it to the Company and I have not revoked it during the seven days after I signed it. I understand that I should return my signed General Release as noted above.

REMEC, Inc.

Dated:	By:

Its:

Dated:
Employee’s Signature

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